2II Putnam Capital Opportunities Fund attachment
04/30/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended April 30, 2005, Putnam Management
has assumed $35,667 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


74U1 (000s omitted)

Class A		34,531
Class B		20,962
Class C		2,843

74U2 (000s omitted)

Class M		1,493
Class R		42
Class Y		29,011

74V1

Class A		10.97
Class B		10.42
Class C		10.50

74V2

Class M		10.59
Class R		10.92
Class Y		11.12